UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2006

Neose Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27718	13-3549286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

102 Witmer Road, Horsham, Pennsylvania		19044
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-315-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 15, 2006, C. Boyd Clarke, the Chairman and Chief Executive Officer of Neose Technologies, Inc. (the "Company") resigned as Chairman and Chief Executive Officer, effective at the Company’s annual meeting of stockholders on May 4, 2006. Mr. Clarke remains a director, and is expected to stand for reelection at the 2006 annual meeting.

On February 14, 2006, the Board of Directors of the Company (the "Board") met and, subject to and effective upon Mr. Clarke’s possible resignation, appointed George J. Vergis, Ph.D. to the position of Chief Executive Officer. The Board, also subject to any resignation by Mr. Clarke, expanded the Board from nine directors to ten and named Dr. Vergis as a director.

As a result of Mr. Clarke’s resignation, Dr. Vergis will become Chief Executive Officer, effective May 4, 2006, and became a member of the Board, effective February 15, 2006. At this time, Dr. Vergis is not expected to be named to any of the committees of the Board.

In addition to his roles as the Chief Executive Officer and a director, Dr. Vergis will also remain the President of the Company. The position of Chief Operating Officer will be vacated by Dr. Vergis on May 4, 2006.

Dr. Vergis, 46, joined the Company as vice president, business and commercial development in July 2001 and most recently served as President and Chief Operating Officer. From 1996 to 2001, Dr. Vergis served as Vice President, new product development and commercialization at Knoll Pharmaceutical Company, a division of BASF Pharma, responsible for the commercial planning, product development, and marketing for the cardiovascular, immunology, and critical care franchises. Prior to BASF, Dr. Vergis held a variety of clinical and medical marketing positions at Wyeth-Ayerst Laboratories and Warner Lambert Parke Davis. Dr. Vergis received his B.A. in biology and history from Princeton University, his Ph.D. in physiology from the Pennsylvania State University and an M.B.A. from Columbia University.

The Company and Dr. Vergis are currently negotiating the terms of a new employment agreement. Until a new agreement is signed, Dr. Vergis’ employment will continue to be governed by the change of control agreement between him and the Company dated October 11, 2002 (the "Agreement"). Under the terms of the Agreement, upon the termination of Dr. Vergis’ employment, in exchange for Dr. Vergis releasing the Company from certain claims and his compliance with certain restrictive covenants, the Agreement provides for the following benefits:

• In the event that Dr. Vergis is involuntarily terminated without cause (as defined in the Agreement) or terminated due to death or disability, Dr. Vergis would receive a cash payment equal to six months of base salary. In addition, the Company would arrange for outplacement services for Dr. Vergis and provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for six months, at a monthly cost to him equal to the monthly cost of such coverage, if any, immediately prior to such termination. If the Company’s obligations result from Dr. Vergis’ termination as a result of death or disability, the cash payment described above would be offset by the amount of any payments paid under any life insurance or disability benefits funded by the Company.

• In the event that Dr. Vergis is involuntarily terminated without cause or resigns for good reason (each as defined in the Agreement) within 12 months following certain changes of control of the Company or a sale of all or substantially all of the Company’s assets in a complete liquidation or dissolution, Dr. Vergis would receive a cash payment equal to one year of base salary and his target annual bonus for the calendar year in which the termination occurs. The Company would also arrange for outplacement services for Dr. Vergis and provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for 12 months, at a cost to him equal to the monthly cost of such coverage, if any immediately prior to such termination. Additionally, all outstanding options then held by Dr. Vergis would immediately vest and remain exercisable for 12 months following termination.

• In the event that payments to Dr. Vergis under the Agreement would result in the imposition of a parachute excise tax under Internal Revenue Code Section 4999, Dr. Vergis would be entitled to receive an additional "gross-up" payment to insulate him from the effect of that tax.

Item 9.01 Financial Statements and Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Neose "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Current Report on Form 8-K regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including without limitation the risk that the Company will not be able to fully implement its strategic plan and commercialize any of the Company's current product candidates. For a discussion of these risks and uncertainties, any of which could cause the Company's actual results to differ from those contained in the forward-looking statement, see the section of the Company's Annual Report on Form 10-K for the year ended December 31, 2004, entitled "Factors Affecting the Company's Prospects" and discussions of potential risks and uncertainties in the Company's subsequent filings with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neose Technologies, Inc.

February 16, 2006	By:	A. Brian Davis

Name: A. Brian Davis
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 16, 2006.